Exhibit D-1(b)








                                 STATE OF NEW JERSEY
                              BOARD OF PUBLIC UTILITIES


          ----------------------------------------X
                                                  :  Docket No. EE94030079
          In the Matter of the Petition of        :
          JERSEY CENTRAL POWER & LIGHT COMPANY    :
          For Approval, Pursuant to N.J.S.A.      :         REVISED
          48:3-7.1, Of An Operating Agreement     :       STIPULATION
          With GPU Generation Corporation         :
                                                  :
          ----------------------------------------X


                    To the Honorable Commissioners  of the New Jersey Board

          of Public Utilities:



                    The Petitioner,  Jersey Central  Power &  Light Company

          ("JCP&L"), the Staff  ("Staff") of the Board of  Public Utilities

          (the  "Board"),  and  the  Division  of  the  Ratepayer  Advocate

          ("Ratepayer  Advocate") (collectively,  "the Parties")  do hereby enter  into  this Stipulation  resolving  all outstanding  issues regarding the above-captioned matter upon the following terms and conditions:

                    1.   On or about March 24, 1994, JCP&L filed its formal

          Verified Petition  in this  matter seeking the  Board's approval,

          pursuant to  N.J.S.A. 48:3-7.1, of a  proposed Generating Station

          Operating  Agreement (the  "Operating  Agreement") by  and  among

          JCP&L,   its   affiliated  or   sister   electric  utilities   in

          Pennsylvania  (namely, Metropolitan Edison Company ("Met-Ed") and






          Pennsylvania Electric Company ("Penelec") (collectively, the "GPU

          Companies"))  and GPU  Generation Corporation  ("GPUGC"), all  of

          which  are (or,  in  the case  of  GPUGC, will  be)  wholly-owned subsidiaries  of  General Public  Utilities  Corporation ("GPU").

          Pursuant  to the proposed  Operating Agreement, a  draft of which

          was   attached   to   the   Petition,   GPUGC   would   undertake

          responsibility   for  the   unified  management,   operation  and

          maintenance  of all  the  GPU  Companies' non-nuclear  generation facilities, in a manner similar to the existing arrangement under which  GPU Nuclear  Corporation ("GPUNC")  has (with  prior Board approval)  undertaken responsibility for  the unified management,

          operation and  maintenance of all  of the GPU  Companies' nuclear generation facilities.

                    2.   Following   extensive    written   discovery   and

          conferences  with JCP&L,  Staff and  the Ratepayer  Advocate have concluded  that,  subject  to  the conditions  set  forth  below,

          JCP&L's execution of and  participation in the proposed Operating

          Agreement  with GPUGC  satisfies  the criteria  for approval  set forth in N.J.S.A. 48:3-7.1.  Accordingly, Staff and the Ratepayer

          Advocate  hereby recommend  that the  Board issue  a final  Order approving the proposed Operating  Agreement pursuant to  N.J.S.A.

          48:3-7.1, subject  to and incorporating the  conditions set forth below.

                    3.   Staff's   and   the  Ratepayer   Advocate's  joint

          recommendation that the Board  approve the Operating Agreement is conditioned  upon the following  stipulations, understandings and agreements  which have been accepted  and agreed to  by JCP&L and which shall become part of the Board's Order herein:






                    - The Staff recommends approval of this Operating Agreement.

                    -    JCP&L  shall  file with  the  New Jersey
                    Board of Public Utilities (Board) a letter stating the following:

                         Notwithstanding the filing with the
                         Securities and  Exchange Commission
                         ("SEC"), and/or  the Federal Energy
                         Regulatory Commission  ("FERC"), if
                         applicable, or approval by  the SEC
                         and/or  the  FERC of  the operating
                         agreement between GPUGC and the GPU
                         Companies,  JCP&L agrees  that they
                         shall    not    assert,   in    any
                         administrative,         regulatory,
                         judicial  or quasi-judicial  forum,
                         that  such filing  in any  way pre-
                         empts  the  New  Jersey   Board  of
                         Public Utilities' ability to review
                         and   rule   upon   the   prudence,
                         reasonableness,  and the  utility's
                         right  to  recovery  in its  retail
                         rates  of  costs incurred  by JCP&L
                         under the operating agreement.

                    - JCP&L shall submit to the Board, on behalf of JCP&L, a written certification executed by an authorized officer of JCP&L which states that it is JCP&L's intention that the letter immediately referenced above will be enforceable in future regulatory proceedings.

                    - This Order shall not affect or in any way limit the exercise of the authority of the Board or of the State in any future petition or in any proceeding with respect to rates, franchises, services, financing, capitalization, depreciation, accounting, maintenance, operations or any other matter affecting GPUGC, JCP&L and the BPU.

                    - The Board of Directors of GPUGC shall agree in writing to the terms and conditions of this Order.

                    - Approval of the Operating Agreement does not preclude the Board from investigating during any formal proceeding, or from conducting an inquiry into, the reasonableness of charges incurred under the Operating Agreement.







                    - It should be emphasized that this Board has ample statutory authority to regulate all utility activities in this State, and if required by then existing facts or circumstances, to take reasonable and appropriate action. Approval of the formation of GPUGC cannot alter or diminish the Board's pervasive regulation of and jurisdiction over all New Jersey utility operations, including rates, service and assets. In order to assure the continuation of safe, adequate and proper service, the activities of the Company will continue to be subject to ongoing surveillance by this Board pursuant to Title 48 of the New Jersey Statutes Annotated, including, but not limited to, N.J.S.A. 48:2-13, N.J.S.A. 48:2-
                    29.1,  N.J.S.A.  48:2-29.2, N.J.S.A.  48:3-7,
                    N.J.S.A.    48:3-7.1,    N.J.S.A.   48:3-7.2,
                    N.J.S.A. 48:3-9 and N.J.S.A. 48:3-10.

                    -    The Operating Agreement will  not affect
                    the  Board's  jurisdiction  over   all  plant
                    activities and safety.

                    - Full access shall be provided to the BPU to any books and records and other information of any kind, documentary or otherwise, of GPUGC or any of its divisions or subsidiaries.

                    - GPUGC shall maintain books and records in accordance with the appropriate Uniform System of Accounts as prescribed by this Board reflecting all costs, expenditures and charges made to or for the account of JCP&L, provided that in the event of any conflict in connection with the accounting rules prescribed by the Pennsylvania Public Utility Commission ("PaPUC") with those required by this Board, JCP&L or GPUGC shall notify the Board Staff of the conflict in accounting rules as soon as JCP&L or GPUGC becomes aware of the conflict in the accounting rules of the New Jersey Board of Public Utilities and the PaPuc. The Board's Staff shall coordinate with the PaPUC's Staff to reconcile such conflicts so as to reach a consistent system of accounting for GPUGC.

                    - JCP&L shall file with the Board a signed copy of the executed Operating Agreement between GPUGC, JCP&L, Met-Ed and Penelec within ten working days of its effective date.






                    - JCP&L shall also file a copy of all amendments made to the original Operating Agreement and copies of all subsequent operating agreements and the Board shall be in receipt of the amendments or subsequent operating agreements at least fifteen days prior to their proposed effective date.

                    - The terms and conditions of the Operating Agreement as actually executed by and between GPUGC, JCP&L, Met-Ed and Penelec shall not be changed substantively from the draft Operating Agreement currently on file with the Board.

                    - JCP&L shall file with this Board, and the Board shall be in receipt of, a copy of the final SEC approval with respect to this Operating Agreement within ten working days of receipt of the approvals by JCP&L. JCP&L shall also file with this Board copies of all future SEC and FERC approvals received by GPUGC that affect JCP&L in any way, within ten working days of JCP&L's receipt of same.

                    - Once the Operating Agreement is in effect, JCP&L shall file with this Board a GPUGC quarterly report containing the same type of information and in substantially the same format as is currently being filed by JCP&L, covering its existing generation facilities and including data on generation, transmission and energy purchases, actual and estimated fuel consumption and fuel inventory levels for each JCP&L generation unit or station, unless and until the Board directs otherwise.

                    - GPUGC shall record costs and, to the extent applicable, all allocations of costs billed to JCP&L through the Operating Agreement on a per generating plant basis by type (steam, hydraulic and other) and in sufficient detail to allow the Board to analyze, evaluate and render a determination as to their fairness and reasonableness for ratemaking purposes.

                    - Salaries for GPUGC operations charged to JCP&L shall continue to be subject to ongoing review by this Board as to their reasonableness for ratemaking purposes, subject to the confidentiality procedures previously approved and followed by the Board with respect to personal data relating to






                    individual employees, where applicable.

                    - Information regarding total salary of GPUGC employees and, where available, employees of contractors hired by GPUGC, as well as allocations of the employees' or contractors employees' total salary for which JCP&L is being billed shall be maintained and made available to the Board during each rate proceeding and upon request.

                    - All SEC and FERC filings relating to changes in the GPUGC Operating Agreement cost allocation formulas, as well as the initial filing of such formulas with the SEC, or other changes to the GPUGC Operating Agreement affecting JCP&L, shall be submitted to the Board or its successors at least 45 days prior to the proposed effective date thereof as set forth in the filing to the SEC and/or the FERC, but in no event later than the date of the filing thereof with the SEC and/or the FERC. JCP&L shall also submit to the Board or its successors, any workpapers associated with such SEC and FERC filing at least 45 days prior to such proposed effective date as set forth in the formal SEC and FERC filing, but in no event later than the date of the filing thereof with the SEC and/or the FERC. Copies of all annual, periodic or other reports filed by GPUGC with the SEC or FERC shall be contemporaneously submitted to the Board.

                    -    There shall be a willingness on the part
                    of  GPUGC  and  JCP&L   to  prepare  data  as
                    requested by the NJBPU or its successors.

                    -    JCP&L  shall  seek  to   prioritize  and
                    protect the interests of JCP&L and its ratepayers just as if JCP&L were operating its generating units on a stand-alone basis. JCP&L shall exercise diligent oversight over GPUGC to insure that JCP&L's facilities are operated and maintained in accordance with the Operating Agreement's terms. During regulatory proceedings before the Board or its successors, JCP&L/GPUGC shall, upon request, provide information showing the benefits to JCP&L and JCP&L ratepayers of establishing GPUGC and maintaining operations under the GPUGC Operating Agreement.

                    - The Board's or its successors' approval of this Operating Agreement does not reduce






                    or constrain any existing authority the Board or its successors currently has to review the capital costs and operating and maintenance expenses of the generating facilities.

                    - While it is understood that most of the current JCP&L generation personnel will be transferred to GPUGC, Board approval of this Operating Agreement is not to be construed as Board approval to erode the JCP&L talent pool through an inappropriate transfer of knowledge and personnel to GPUGC.

                    - JCP&L will not seek to recover from New Jersey ratepayers any costs, either direct or indirect, associated with generating units in which JCP&L does not have an ownership interest, except for power production costs related to energy purchased or transferred to JCP&L in the normal course of GPU System operations as is currently the case.

                    - GPUGC will not obtain and JCP&L will not give GPUGC any portion of JCP&L's ownership interest in any generating station without prior approval of the Board or its successors. Likewise, GPUGC will not obtain an ownership interest in any generating station without prior notification by JCP&L to the BPU or its successor, and JCP&L will also promptly advise the BPU or its successor concerning the allocation of costs and liabilities, if any, from such plants to the GPU Companies including JCP&L.

                    - The level of insurance protection provided to JCP&L and its ratepayers under
                    JCP&L's existing insurance program with respect to the non-nuclear generating stations to be operated by GPUGC shall not decrease as a result of JCP&L entering into this Operating Agreement.

                    - JCP&L's anticipated liability with respect to the non-nuclear generating stations to be operated by GPUGC shall not increase as a result of JCP&L entering into this Operating Agreement.

                    - JCP&L will maintain a full accounting, on a per generating plant basis by type (steam, hydraulic and other) where applicable, of any and all services provided by JCP&L to GPUGC.



                    - JCP&L agrees that it will not seek or be permitted to receive ratemaking recovery from New Jersey retail ratepayers of any liability, costs or expenses it might incur by reason of the activities undertaken by GPUGC in connection with the operation or maintenance of non-nuclear generation facilities in which JCP&L does not have any ownership interest. With respect to any expenses, capital costs, or other costs of any type relating to any liabilities that may result from GPUGC's operation of facilities in which JCP&L has a partial ownership interest, JCP&L agrees that it will not seek or be permitted to recover, through rates from its customers, an amount that would be greater (on a percentage basis) than JCP&L's percentage ownership of the specific facility.

                    - In addition to providing identified data, documents, reports and notifications to the Board as set forth above, JCP&L agrees that all such information will likewise be submitted simultaneously to the New Jersey Division of the Ratepayer Advocate.

                    WHEREFORE,   the  Parties   hereto  have   caused  this

          Stipulation   to   be   duly   executed   by   their   authorized

          representatives as of this 9th day of November, 1994.



          Hon. Deborah T. Poritz,            Berlack, Israels & Liberman
          Attorney General of New Jersey     Attorneys for Petitioner,
          Attorney for Staff of the          Jersey Central Power & Light
          Board of Public Utilities          Company


          By:   /s/ Gregory Eisenstark       By:  /s/ Gerald W. Conway
               Gregory Eisenstark                 Gerald W. Conway
               Deputy Attorney General            Of Counsel


          Frances I. Sundheim, Acting Director
          Division of the Ratepayer Advocate


          By:  /s/ Menasha J. Tausner
               Menasha J. Tausner
               Deputy Ratepayer Advocate

                                         -8-
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